EXHIBIT 10.32

LINE OF CREDIT LOAN AGREEMENT AND PROMISSORY NOTE

$5,000,000.00	Date: July 1, 2011

This Line of Credit Loan Agreement and Promissory Note (“Loan Agreement”) is made as of the 1st day of July, 2011 (“Effective Date”) by and between China Tel Group, Inc. (which includes its pending successor name, VelaTel Global Communications, Inc.), a Nevada corporation (“Borrower”), and Isaac Organization, Inc., a Canadian corporation organized under the laws of Ontario (“Lender”).  Borrower and Lender are each sometimes referred to individually in this Agreement as a “Party” and together as “Parties.”

RECITALS

A. The Parties to this Agreement are also the parties to a Stock Purchase Agreement effective as of May 10, 2011 (“SPA”).  Under the SPA, the installments Lender pays towards the purchase price entitle Lender to purchase shares of Borrower’s Series A common stock (“Stock”) at a price per share equal to the volume weighted average of the closing price of the Stock during the ten trading days immediately preceding payment of each installment.  Each installment is payable only following a funding request made by Borrower to Lender.

B. In recognition of the price per share at which the Stock has traded since the effective date of the SPA and is likely to trade in the near term, the current and projected future short term capital needs of Borrower for its ongoing and expanding operations, and to avoid unnecessary dilution of the equity of all shareholders of Borrower, including Lender, the Parties consider it to be in their mutual best interests to fund some or all of the capital needs of Borrower over the next six months through debt instead of equity funding.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties to this Agreement agree as follows:

AGREEMENT

1. FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the principal sum of Five Million U.S. Dollars ($5,000,000), or so much thereof as may be disbursed to, or for the benefit of Borrower by Lender in Lender's sole and absolute discretion.  It is the intent of Borrower and Lender hereunder to create a line of credit agreement between Borrower and Lender whereby Borrower may borrow up to $5,000,000 from Lender in such installments and subject to the same procedure for making funding requests as apply to the term “Funding Request” as defined in Section 1.7 of the SPA.  Borrower shall specify in each funding request whether the particular installment is to be paid pursuant to this Loan Agreement or pursuant to the SPA.

2. LOAN SETUP FEE:  From each funding request, Lender shall retain 5% of the amount requested (“Holdback”) as a set-up fee and compensation for Lender’s due diligence.  Each Holdback shall nonetheless be added to the principal balance and shall accrue interest along with the amount actually disbursed and outstanding from time to time.

3. INTEREST & PRINCIPAL: The unpaid principal of this Loan Agreement shall bear simple interest at the rate of ten percent (10%) per annum.  Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder.  Interest on the unpaid balance of this Loan Agreement shall accrue monthly but shall not be due and payable until such time as when the principal balance of this Note becomes due and payable.  The principal  balance of this Note shall be due and payable on December 31, 2011. There shall be no penalty for early repayment of all or any part of the principal.

4. NOTICE: All notices given or made pursuant to this Loan Agreement shall be in writing, shall be sent to the addresses or other contact information contained on the signature page of this Loan Agreement, and shall comply with the provisions of Section 6.5 of the SPA.

5. DEFAULT: Borrower shall be in default of this Note on the occurrence of any of the following events: (i) Borrower shall fail to meet its obligation to make the required principal or interest payments hereunder; (ii) Borrower shall be dissolved or liquidated; (iii) Borrower shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing their inability to pay their debts as they become due; (iv) Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; (v) Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution.

6. REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable.  Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Loan Agreement.

7. ATTORNEY FEES:  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Loan Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8. WAIVER: Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

BORROWER:	LENDER:

VelaTel Global Communications Inc.	Isaac Organization, Inc.
By: /s/ George Alvarez	By: /s/ Antonios Isaac
Chief Executive Officer	Chief Executive Officer

12526 High Bluff Drive, Suite 155 San Diego, California 92130 Facsimile: 760.230.7042 Email: galvarez@chinatelgroup.com	105 Schneider Road Ottawa, Ontario K2K 1Y3 CANADA Facsimile: 613.254.8912 Email: tony@isaac.com